6

                            BUY - SELL AGREEMENT

     CASINO MAGIC OF LOUISIANA, CORP. ("Seller") whose office address is 300 Riverside Drive, Bossier City, Louisiana 71111 and Hollywood Park, Inc. ("Buyer") whose mailing address is Box 369, Inglewood, CA 90306-0369, have and do hereby agree as follows:

     Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Vessel, Crescent City Queen, a description of which is attached hereto as Schedule "A" ("Vessel"), on the sooner of 5:00 p.m. Central Standard Time, October 10, 1997 or within forty eight (48) hours of Seller's notification to Buyer that each of the Conditions Precedent to Closing (as hereinafter set forth) have been satisfied (the "Closing'). Title to the Vessel shall not pass to Buyer until payment of the Purchase Price (as hereinafter defined) is received by Seller at Closing.

PURCHASE PRICE

     The purchase price for the Vessel shall be ELEVEN MILLION SEVEN HUNDRED AND 00/100 ($11,700,000) DOLLARS ("Purchase Price") and shall include all her machinery, engines, equipment, appurtenances, stores and spare parts and does not include any gaming related equipment. Upon execution of this Agreement, Buyer will pay to Seller ONE MILLION AND 00/100 ($1,000,000) DOLLARS (the "Deposit"). At the time of Closing, all of the Deposit will be credited against the Purchase Price. If Closing does not occur as specified above, Seller may terminate this Agreement and shall retain the Deposit as liquidated damages so long as each condition precedent to Closing has been satisfied.

CONDITIONS PRECEDENT TO CLOSING

1. Seller shall deliver the Vessel to Buyer in its current condition, ordinary wear and tear excepted.

2. Seller shall deliver to Buyer good title to the Vessel which is free from all encumbrances, leases, maritime liens and/or debts of any kind whatsoever, including but not limited to any preferred ship mortgage.

3. Seller shall deliver to Buyer a valid bill of sale with warranty of title to transfer ownership of the Vessel to Buyer.

4. Seller shall provide Buyer with a corporate officer's certificate authorizing Seller to enter into and consummate the sale of the Vessel to Buyer.

5. Receipt by Seller of any approvals necessary to transfer the Vessel from Seller to Buyer, including but not limited to the Louisiana Gaming Control Board.

DELIVERY

     Seller agrees to deliver possession of the Vessel to Buyer at Closing in New Orleans, Louisiana. At or before the time of Delivery, Seller shall provide to Buyer the Vessel's plans, as builts, schematics, wiring specifications, low voltage wiring diagrams, certified evacuation and safety plan, certified periodic test procedures and all other plans and blueprints related to the Vessel that were provided to Seller at the time Seller acquired the Vessel. Seller makes no representation or warranty as to the accuracy of such documents or drawings.

     Seller shall deliver the Vessel to Buyer at Closing "as is and where is". Except with regard to title, Seller makes NO WARRANTY of any kind whatsoever, whether expressed or implied, including without limitation, any implied warranty of merchantability, quality, condition, fitness for any particular purpose, seaworthiness, or against any redhibitory vices, or any other vices or defects, hidden, latent or otherwise, all such warranties being expressly WAIVED by Buyer.

     At the time of Delivery, all risk of loss to the Vessel shall pass to Buyer.

     Seller will use all reasonable good faith efforts to assist Buyer in obtaining any necessary certificates for the Vessel, including but not limited to a Certificate of Inspection; however, this is not a condition for Closing and all costs and expenses associated with obtaining any such certificates shall be the responsibility of Buyer. Furthermore, Seller shall not be required to provide at Delivery a Certificate of Documentation, FCC License, Society Tonnage, Interim Class, Hull Classification and Machinery Classification Certificate (if applicable) and/or their regulatory equivalent (if applicable) at the time of Delivery; however, Seller shall provide such certificates and documents, if any, that are in Seller's possession within a reasonable time after Delivery, provided, however, the Seller's failure to deliver said Certificates and Documents shall not constitute a breach of this Agreement by Seller, nor shall such failure constitute grounds for Buyer not to close this transaction.

MAINTENANCE AND OPERATION

     During the period of time following receipt of the Deposit by Seller until Closing (the "Period"), the Vessel shall be in the full possession and, other than sale to a third party, at the absolute disposal of Seller for all purposes and under its complete control in every respect. Seller shall, during said Period, take all reasonable steps to maintain the Vessel, her machinery, engines, equipment, appurtenances and spare parts in their current condition, ordinary wear and tear excepted.

INSPECTION
     During the Period, Buyer or its designee shall have the right at any reasonable time to inspect or survey the Vessel to satisfy itself that the Vessel is being properly maintained. Any and all costs or expenses associated with such inspection shall be the responsibility of and be paid by Buyer and Buyer agrees to indemnify, defend and hold harmless Seller any affiliate of Seller against any injuries, cost, or expenses arising from such inspection or survey.

TERMINATION

     This Agreement will terminate:

1. In the event the Vessel is an actual or constructive total loss during the Period;

2.     In the event Buyer fails to pay the Deposit;

3. In the event Harrah's Indiana Casino Corporation ("Harrah's") exercises its right to purchase the Vessel pursuant to Paragraph 21 of the Vessel Purchase Agreement dated August 15, 1997 by and between Casino Magic of Louisiana, Corp. and Crawford County Casino Corp. ("Crawford County Agreement").

         If this Agreement terminates pursuant to items No. 1 or 3 above, the Deposit will be promptly refunded to Buyer.

TAXES

     It is understood and agreed by Seller and Buyer that the sale of Vessel by Seller constitutes an isolated and occasional sale by Seller, and that no sale, use, transfer or other tax(es) should be payable in connection therewith: however, if any such tax(es) is payable, Buyer shall pay such tax(es) and shall indemnify and hold harmless Seller for any such tax(es). Seller shall be responsible for any ad valorem property taxes applicable to the Vessel prior to Delivery of the Vessel to Buyer, and Buyer will be responsible for all ad valorem property taxes applicable to the Vessel after Delivery.

NOTICES

       Unless otherwise provided in this Agreement, all payments, notices and communications with respect to this Agreement shall be made to Seller at 711 Casino Magic Drive, Bay St. Louis, Mississippi 39520 and to Buyer at Box 369, Inglewood, CA 90306-0369.

CONSIDERATION

     Except as set forth in this Agreement, no consideration has been paid to Seller by Buyer prior to the date hereof and no consideration will be paid to Seller by Buyer until Closing.

GOVERNING LAW

     This Agreement shall be governed by the laws of the United States of America and the State of Mississippi and each party to this Agreement agrees and acknowledges that they are subject to the jurisdiction of the courts in Mississippi for the purpose in resolving any dispute arising under this Agreement.

SPECIFIC PERFORMANCE

     If either Seller or Buyer should default on any of its respective obligations under this Agreement, the non-defaulting party, in addition to and not in derogation of any other of its rights (including Seller's right to certain liquidated damages under the Purchase Price provision), may sue for specific performance of this Agreement. Furthermore, if any legal action or other proceeding is brought for the enforcement of this Agreement or any provision hereof, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in such action or proceeding, in addition to any other relief to which such party shall be entitled.

PRIOR AGREEMENTS

     This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties concerning the subject matter hereof.

AMENDMENTS

     During the Period, this Agreement may not by amended or modified except by a written instrument executed by Seller and Buyer.

SEVERABILITY

     The provisions of the Agreement are separate and severable. If any provision, item or application of this Agreement shall be deemed invalid in whole or in part, such invalidity shall not affect the other provisions, items, or applications of this Agreement which can be given effect without the invalid provision, item or application.

LICENSEE

     Under no circumstance shall any term or condition of this Agreement be construed to give Buyer any ownership, interest and/or control, either actual or constructive, in the Seller, or any of its subsidiaries or its parent corporation.

TIME OF THE ESSENCE

     Time is expressly declared to be of the essence in this Agreement. Except as provided below, if Closing does not occur as specified herein, this will constitute an event of default and the non-defaulting party may elect to terminate this Agreement if it so desires and/or pursue any contractual or legal remedies it may have.

Closing shall be extended if the Louisiana Gaming Control Board or any other third party whose approval is necessary for Closing has not rendered a decision by October 10, 1997 on any approvals relative to this Agreement. In such an event, Closing will occur within forty eight (48) hours following receipt of any such approval so long as any such approval is given by December 31, 1997. If such approval has not been given by December 31, 1997, either party may give notice to terminate the Agreement to the other and Buyer's deposit shall be returned to Buyer.

CITIZENSHIP

     Buyer warrants to Seller that it is now, and will remain until Closing, a citizen of the United States of America as defined in 46 U.S.C. 802.

LOUISIANA GAMING CONTROL BOARD

     The effectiveness of this Agreement may be subject to the approval by the Louisiana Gaming Control Board.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this 10th day of September, 1997.

WITNESSES:                         CASINO MAGIC OF LOUISIANA, CORP.
                              (Seller)
/s/ Stephenie R. Murray
                              BY:  /s/ Robert A. Callaway
/s/ Donna Negrotto

                              TITLE:  Secretary



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this 10th day of September, 1997.

WITNESSES:                         HOLLYWOOD PARK, INC.
                              (Buyer)
/s/ Anita N. Doran
                              BY:  G. Michael Finnigan
/s/ Alvin G. Segel

                              TITLE: CFO

                                 EXHIBIT A


                    OFFICIAL NUMBER     GROSS     HAILING
                     NAME          TONNAGE     PORT
    Crescent City Queen     1028319     10507     New Orleans, Louisiana